                                                                   Exhibit 99.1
                       Script of The Gymboree Corporation

                   First Quarter 2005 Earnings Conference Call

                                  May 18, 2005

[Operator introduces Lisa Harper]

Lisa Harper:

Good afternoon everyone. Thank you for joining us today as we discuss our first quarter results and our projections for the balance of the year. Today we reported earnings for the first fiscal quarter of 2005 of $0.17 per diluted share. While this is an increase from our projections, it represents the pressure that we faced on our gross margins in the Gymboree business. We are on track with our margin turn-around efforts and while we expect to see continued pressure on gross margins in the second quarter, we anticipate improvements in the second half of this year. That being said, we are also pleased with our improvements made in our boy area in Gymboree and anticipate continued progress in these departments. Janie and Jack continues to perform well and we have seen progress in our Janeville division during the first quarter.

Today, you will hear from Blair Lambert, our COO/CFO, and Matt McCauley, our SVP and General Manager. Then we will open the call up to your questions. During our last conference call we ran out of time during the question and answer period, so today, I am asking everyone to please start with only one question.

Now, I'd like to turn the call over to Blair.

Blair Lambert:

Thank you Lisa. Thank you for joining us today for our first quarter fiscal 2005 earnings conference call. Before we get started, I want to point out that our presentation today contains forward-looking statements including statements about trends in operations, future sales expectations, and future financial performance. Actual results could differ materially from those forecast as a result of a number of factors, including those set forth in our Form 10-K filed on April 22, 2005 with the SEC.

I would also like to point out that we intend to continue to comply with the SEC Regulation FD; as such we will not be providing guidance or projections outside of public forums. You should also be aware that your participation in the Q&A session constitutes your permission to transcribe and rebroadcast any comments you may make.

As reported in our press release, net sales from continuing retail operations for the first fiscal quarter ended April 30, 2005, were $160.0 million, an 11% increase over the $144.4 million in net sales from retail operations for the same period last year. Other revenue for the quarter, largely attributable to our Play and Music operations, was $3.0 million, up 11% from $2.7 million in the prior year. In total, net sales from continuing operations for the quarter were $163.0 million versus $147.1 million for the prior year, an increase of 11.0%.

Comparable store sales for the first quarter increased 3% versus the prior year. For the quarter, we saw an increase in our average transaction size, an increase in the total number of transactions as well as an increase in comparable store traffic.

The total number of stores opened at the end of the quarter was 647, including 547 Gymboree stores in the US, 28 Gymboree stores in Canada, 57 Janie and Jack shops and 15 Janeville stores. For the Gymboree Brand, during the quarter we relocated or remodeled 7 stores, and closed 4 stores. For the Janie and Jack Brand, we opened 2 shops during the quarter. We also opened one Janeville store during the quarter.

Total square footage under management at the end of the quarter increased 8.5% over the prior year to 1.2 million square feet with our average store size just over 1,850 square feet.

As we have discussed before, merchandise margins have been under pressure for the past few quarters due to higher average product costs. During that time, the product assortment skewed too heavily towards higher priced products, but average unit selling prices moved up only slightly, putting increased pressure on gross margins. As we had anticipated, this trend continued during the first quarter. As such, retail gross margins decreased 2.7 percentage points to 39.0% for the quarter compared to the prior year. Inclusive of Play and Music, total gross margins decreased 2.7 percentage points to 39.7% in the quarter. We expect to continue to see downward pressure on year over year gross margin percentages during the second quarter.

Turning to SG&A (Selling, General and Administrative) expense in the first quarter, SG&A as a percentage of sales increased by 30 basis points to 34.7% of sales versus 34.4% in the prior year. As in the previous two quarters, the major drivers of expense growth were increased compensation expense, benefits costs and auditing fees. In addition, first quarter expenses were impacted by roughly $500,000 of pre-tax severance charges related to the previously announced reductions in our corporate workforce. Notably, after backing out the impact of the severance charges, SG&A as a percentage of sales was roughly flat to the prior year.

As a result of the above, earnings from continuing operations for the first quarter were $5.3 million dollars or $0.17 per diluted share. These results include a tax rate of 35.7%. We anticipate that a tax rate of 35.0% to 37.0% will be applicable to each quarter of the current fiscal year.

For the quarter we also incurred a gain from discontinued operations of roughly $250,000, net of tax or roughly $0.01 per diluted share related to the favorable resolution of property leases in the UK and Ireland. We are still in the process of finalizing the last remaining open issues in Europe.

As we have stated before, we are also committed to operating our business more efficiently with a rationalized expense structure. As we previously mentioned, in February we announced a reduction in the size of the staff at our corporate office. The review of existing business practices and the search for further operating efficiencies is an ongoing process. To date we have found modest insurance and telecommunication savings that will benefit the back half of this year. While we are continuing to look for additional expense savings opportunities, we believe the greatest opportunity will come from truly leveraging our corporate overhead as we grow our business. We look forward to providing you additional information on these efforts as the year progresses.

Turning to other control issues, during the quarter, inventory control and shrink awareness have been given significant attention in the field and at the corporate offices. Store operational audits have been expanded and compliance with standards has been re-invigorated. We have installed cameras in some stores and are in the process of rolling out a new sales approach, which will support our loss prevention efforts. While we will not know the full impact of our efforts until we perform a full inventory, we are pleased with the preliminary efforts and will continue to focus on this issue throughout the year.

Let me now move on to the balance sheet.

Cash, cash equivalents and investments at the end of the quarter were slightly more than $78 million, with no short or long term borrowings outstanding.

Inventories at the end of the quarter increased to $73.1 million from $64.8 million in the prior year which represents a 13% increase over the prior year. On a per square foot basis, inventory is up by roughly 4% which is consistent with our plans.

Gross capital expenditures for the quarter were $7.8 million.

Depreciation expense for the quarter was roughly $7.5 million.

And now moving on to guidance for the remainder of 2005.

As we have discussed in the past, we are moving aggressively to reduce our product costs while maintaining the style and quality garments that our customers expect from us. We are pleased with the progress we are making and anticipate seeing lower average costs beginning with third quarter deliveries. Having said that, we anticipate that merchandise margins will continue to be pressured during the second quarter. Additionally, since second quarter receipts will be sold during both the second and third quarters of the year, we do not anticipate seeing the full impact of these efforts until the fourth quarter of this year.

With regard to store openings, we anticipate opening a total 16 Gymboree stores in the US throughout the year, which will include approximately 10 factory outlet stores. We expect to close approximately 8 more locations and expect to remodel, relocate, or expand a total of 20 stores throughout fiscal 2005.

Turing now to Janie and Jack, we are pleased with the performance of Janie and Jack which will be "slightly" accretive to earnings in 2005. We currently expect to open 15 to 20 new Janie and Jack stores during the year. We continue to believe that the opportunity exists for approximately 150 to 200 Janie and Jack stores in total, and hope to accelerate our store-opening plan in the next fiscal year.

We also continue to be excited about the opportunity that Janeville represents for the Company. Our first Janeville store opened in April of 2004 and we now have 15 stores throughout the country. We plan to open two additional stores during the remainder of fiscal 2005 as we continue to test this concept. For the year, Janeville's dilutive impact on earnings per share is expected to be in the high-teens, slightly higher than the low-teens dilution incurred in the prior fiscal year.

With regard to expenses, we expect that SG&A expense as a percentage of sales in fiscal 2005 will be roughly flat to slightly lower versus the prior year. In the second quarter, SG&A expense as a percentage of sales should increase versus the prior year. During the back half of the year, we expect to see modest SG&A leverage as we anniversary many of the one-time expenses incurred in 2004.

Note that all prior year comparisons are based on results from continuing operations.

Total capital expenditures for fiscal 2005 are expected to be approximately $30 million directed toward new stores, relocations, and remodels, as well as targeted investment in our distribution center, website and information technology infrastructure.

Depreciation and amortization for fiscal 2005 is expected to be approximately $31 million.

With respect to comp guidance for the second quarter, we continue to expect comp sales to be roughly flat to slightly positive to the prior year.

Based on these financial assumptions, planned store growth, and our results for the first quarter, we are projecting earnings per diluted share for fiscal 2005 to be in the range of $0.43 to $0.53. These expectations include the dilution associated with the development and ongoing investment in the Janeville concept.

Turning to quarterly performance, we continue to anticipate the second quarter loss per diluted share to be in the range of $0.23 to $0.26.

Now, I would now like to turn it over to Matt for a few additional comments.


Matt McCauley:

Blair has discussed the first quarter results and the pressure on gross margins. During our last earnings call I highlighted three key initiatives that will result in gross margin improvements this year.

The first is Product Costing. Without compromising quality we are improving initial markups. This is accomplished through savings in the supply chain such as packaging, trims and fabric. We have also realized savings through a more efficient design and editing process. We are pleased with the progress of this initiative and will see the results of this effort in the second half of this year. Because of the sourcing strategy we have employed, we do not expect the safeguards related to exports from China to impact our gross margin assumptions.

Promotional Optimization is another focus that will improve gross margin dollars. By capitalizing on naturally high traffic times with events that increase conversion and average transaction size, and conversely by using events that drive traffic during typically low traffic times, we plan to maximize our event productivity while keeping roughly the same number of events. As planned, we maintained the same amount of promotional activity in the first quarter as last year. We expect this trend to continue through the second quarter.

The third major initiative is Seasonality. Based on analysis of product, climate and store groups, we have adjusted the size and timing of some deliveries. For example, last year we transitioned to Fall too early and our Back-To-School deliveries were smaller and off cycle. This year we are emphasizing our Price Pointed Summer Items through Q2. And our Back-To-School deliveries are larger and more appropriately placed in July and August. We have also adjusted store groups to better reflect seasonal differences across the chain. With these changes we expect to see more consistent margin performances across store groups and deliveries.

Through improved costing, promotional optimization, and better product seasonality we expect to see improvements in merchandise margins starting in the third quarter and fully impacted in the fourth quarter.

Before I move on to divisional business updates I would like to comment on total Company inventory levels. At the end of the first quarter our inventories are up 4% on a square foot basis. Going into the third quarter we expect inventory levels to be up in the range of low to mid single digits. We are diligent about inventory management, and we are pleased with the quality and amount of inventory we are carrying.

Now I would like to discuss our businesses by division.

We are pleased with our growth in Gymboree Boy and Newborn as well as the steady performance of Kid Girl. Boy has seen strong comps in the low teens and we continue to see Boy as a growth opportunity. Newborn continues to show signs of growth with a mid single digit comp. Accessories had a low single digit comp. Kid Girl delivered a flat comp on top of last year's double-digit comp. Baby Girl came in slightly negative. And our number of deliveries for Gymboree remained flat to last year.

Our efforts to deliver a more cohesive customer experience at Gymboree can be seen in our stores and on-line today. From our branded events, to the message in the windows, to the product focus on the front table and our re-designed website, you can see a shift to a more defined and comprehensive marketing plan. The merchandise and the marketing, now work together through all channels to deliver a very clear message to the customer. And we will continue this focus throughout the year.

Turning to Janie and Jack, we continue to be pleased with the direction and performance of this business. As planned, Janie and Jack is primarily a regular price business and we are happy with the demand we are seeing. As previously stated we anticipate Janie and Jack to be slightly accretive this year.

We are continuing to test Janeville and are happy with the learnings to date. We saw positive trends in our first quarter assortments and are optimistic about this opportunity in the market.

In short, we believe we are on track. The key initiatives in Gymboree are proving successful and Janie and Jack and Janeville continue to meet our expectations for the year.

Now I will turn the call back over to Lisa.

Lisa Harper:

Thanks, Matt. We are comfortable with our strategy to improve our businesses. We are starting to see the payoff of our attention to the boy business and feel confident that we will see improvement in the back half of this year in gross margins. All of our initiatives are on schedule and we are progressing with a steady-as-she-goes approach to the balance of the year. At this point, we will be happy to take your questions.